EXHIBIT 10.8.4


                                AMENDMENT TO THE

                          ANNTAYLOR STORES CORPORATION

                        1992 STOCK OPTION AND RESTRICTED
                            STOCK AND UNIT AWARD PLAN



      This Amendment is made to the AnnTaylor Stores Corporation 1992 Stock Option and Restricted Stock and Unit Award Plan, as heretofore restated and amended (the "Plan"). This Amendment shall be effective as of March 10, 2000. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

      WHEREAS, by resolution adopted on March 10, 2000 by the Board of Directors of AnnTaylor Stores Corporation (the "Company"), the Company has determined that it is in its best interest and that of its stockholders to amend the Plan as set forth herein, pursuant to the authority retained by the Company in Section 10 of the Plan;

            NOW, THEREFORE, the Plan is hereby amended as follows:

      1. Section 6(i)(2) of the Plan is amended by restating the final two sentences thereof to read as follows:

      Following the Acceleration Event, the Committee shall provide for the cancellation of all Options then outstanding. Upon such cancellation, the Corporation shall make, in exchange therefor, a cash payment for each such Option in an amount per share equal to the difference between the per share exercise price of such Option and the Fair Market Value of a share of Common Stock on the date during the prior sixty-day period that produces the highest Fair Market Value.


      Except as herein modified, the Plan shall remain in full force and effect.